EXHIBIT 10.1

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”) made December 26, 2007, between STERLING BANKS, INC. (the “Corporation”), the holding company for STERLING BANK, a New Jersey chartered bank (the “Bank” and collectively with the Corporation, the “Employer”), and R Scott Horner (the “Officer”).

WITNESSETH

WHEREAS, in order to induce the Officer to be employed by the Bank and in consideration of the Officer’s agreeing to be employed by the Bank, the parties desire to specify the severance benefits which shall be due the Officer by the Employer in the event that the Officer’s employment with the Bank is terminated under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a) Cause.  “Cause” shall mean (i) the conviction of, or a plea of guilty or nolo contendere by, the Officer to a felony, (ii) the issuance by any federal or state banking authority of a final order directing that the Corporation or the Employer terminate the Officer’s employment, or (iii) the willful engagement by the Officer in misconduct, or engagement by the Officer in conduct or lack of conduct evidencing dishonesty or neglect, which is materially detrimental to the Corporation or the Bank, monetarily or otherwise.

(b) Change in Control of the Corporation.  A “Change in Control” of the Corporation shall mean the occurrence of any of the following:  (i) an event that would be required to be reported in response to Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor thereto, whether or not any class of securities of the Corporation is registered under the Exchange Act; (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities; or (iii) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

(c) Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) Date of Termination.  “Date of Termination” shall mean (i) if the Officer’s employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, (ii) if the Officer’s employment is terminated due to the Officer’s death, the date of death, and (iii) if the Officer’s employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

(e) Disability.  Termination by the Employer of the Officer’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Officer for disability benefits under the applicable long-term disability plan maintained by the Employer or any subsidiary or, if no such plan applies, which would qualify the Officer for disability benefits under the Federal Social Security System.

(f) Effective Date.  The Effective Date of this Agreement shall mean the date first above written.

(g) Good Reason.  Termination by the Officer of the Officer’s employment for “Good Reason” shall mean termination by the Officer subsequent to the first thirty (30) days following a Change in Control of the Corporation, but prior to the first twenty-four (24) months following such Change in Control of the Corporation, and the occurrence of one of the following:

(i) Without the Officer’s express written consent, the assignment by the Bank to the Officer of substantial duties that are materially inconsistent with the Officer’s duties and responsibilities as an Officer of the Bank immediately prior to a Change in Control of the Corporation;

(ii) Without the Officer’s express written consent, a reduction by the Employer in the Officer’s base salary as in effect immediately prior to the date of the Change in Control of the Corporation or as the same may be increased from time to time thereafter or a material reduction in the package of fringe benefits provided to the Officer;

(iii) The principal executive office of the Bank is relocated by more than 45 miles from the current principal executive office of the Bank or, without the Officer’s express written consent, the Employer requires the Officer to be based anywhere other than an area within 45 miles of the location of the Bank’s current principal executive office, except for required travel on business of the Bank to an extent substantially consistent with the Officer’s present business travel obligations;

(iv) Any purported termination by the Bank of the Officer’s employment for Disability which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (i) below; or

(v) The failure by the Bank to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 5 hereof.

Notwithstanding anything in this Agreement to the contrary, in the event that the Corporation receives a Notice of Termination from the Officer notifying the Corporation of the occurrence of an event giving rise to Good Reason within ninety (90) days of the occurrence of such event, the Corporation shall be given 30 days from the date it receives such Notice of Termination to remedy such event.  In the event that the Corporation cures such condition within such 30-day period, the event shall not give rise to Good Reason. Any amounts payable upon a Good Reason termination under this Agreement shall be paid only if the Officer actually terminates employment within two (2) years following the initial existence of the event giving rise to Good Reason.

(h) IRS.  IRS shall mean the Internal Revenue Service.

(i) Notice of Termination.  Any purported termination of the Officer’s employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Officer for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Officer’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of the Officer’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 6 hereof.

(j) Retirement.  “Retirement” shall mean voluntary termination by the Officer in accordance with the Employer’s retirement policies, including early retirement, generally applicable to Bank’s salaried employees.

2.  Rights and Benefits Upon Termination.

(a) General.  The Officer’s employment under this Agreement may be terminated at any time for any reason by action of the Employer upon sending a Notice of Termination to the Officer and the Officer may resign at any time for any reason upon sending a Notice of Termination to the Employer.

(b) Termination Absent a Change in Control.  In the event that the Officer’s employment is terminated by the Bank for Cause, Disability, Retirement, the Officer’s death, or for any other reason or the Officer voluntarily resigns and no Change in Control shall have occurred at, or within the twelve (12) months prior to, the Date of Termination, then the Officer shall have no right to any compensation or other benefits under this Agreement for any period after the applicable Date of Termination.

(c) Termination Following a Change in Control.  In the event that the Employer terminates the Officer’s employment for any reason other than Cause or the Officer voluntarily terminates employment for any reason, by delivering a Notice of Termination to the other party hereto within thirty (30) days following a Change in Control of the Corporation, then the Employer shall pay to the Officer a lump sum cash amount equal to two (2) times the Officer’s salary as of the Date of Termination (or prior to any reduction thereof resulting in a Good Reason resignation), within thirty (30) days of the Date of Termination.  In addition, for a period of two (2) years from the Date of Termination, Officer shall receive a continuation of all normal welfare benefits in effect with respect to Officer during the two (2) calendar years prior to Officer’s termination of employment, or, if Employer cannot provide such benefits because Officer is no longer an employee, within thirty (30) days following the Date of Termination, a lump sum cash payment equal to the Officer’s cost of obtaining such benefits on his or her own (or substantially similar benefits), increased for any federal or state income taxes the Officer is required to pay on such amount.  The Officer shall also be entitled to receive, in a lump sum cash payment within thirty (30) days following the Date of Termination, an amount equal to two (2) times the value of the Bank’s annual reimbursement limit for club dues and automobile expenses in effect with respect to Officer during the two (2) calendar years prior to Officer’s termination of employment.

(d) Term of Employment Following a Change in Control.  If a Change in Control of the Corporation occurs and the Officer: (i) does not elect to voluntarily terminate employment within the first thirty (30) days of such Change in Control; and (ii) remains employed with the Bank subsequent to the thirty-day period following such Change in Control, the Officer will thereupon be deemed to have been engaged by the Bank, and will thereupon be deemed to have accepted employment with the Bank, in the Officer’s then current position and corporate office, for a term of employment of two (2) years from the date of the Change in Control (the “Term of Employment”). During the Term of Employment, the Officer will continue to perform substantially the same duties that the Officer performed prior to the Change in Control. As compensation for the services to be rendered by the Officer during the Term of Employment, the Bank will pay to the Officer, the Officer’s base salary at the rate in effect at the time of the Change in Control, and the Officer will also participate in such benefit plans as are generally made available to senior executive employees; provided, however, that such benefits must be at least comparable to those benefits received by the Officer immediately prior to the commencement of the Term of Employment.

(A) In the event that: (1) the Officer’s employment is terminated by the Bank other than for Cause, Disability, Retirement, or the Officer’s death during the final twenty-three (23) months of the Term of Employment; or (2) the Officer terminates employment for Good Reason, then:

(i) The Officer shall be entitled to receive an amount equal to the Officer’s salary as of the Date of Termination, paid in equal monthly installments commencing with the first business day of the month immediately following the Date of Termination and continuing through the end of the Term of Employment (subject to a twenty-three (23) month maximum).

(ii) In addition, for the period from the Date of Termination through the end of the Term of Employment (subject to a twenty-three (23) month maximum), the Officer shall receive a continuation of all normal welfare benefits and other fringe benefits, including, but not limited to, club dues and automobile expenses, in effect with respect to Officer during the two (2) calendar years prior to Officer’s termination of employment, or, if Employer cannot provide such benefits because Officer is no longer an employee, within thirty (30) days following the Date of Termination, a lump sum cash payment equal to the Officer’s cost of obtaining such benefits on his or her own (or substantially similar benefits), increased for any federal or state income taxes the Officer is required to pay on such amount.

(B) Notwithstanding the foregoing, in the event the Officer is eligible to receive the payments and benefits described in Section 2(c), the Officer shall not be eligible to receive any of the payments and benefits described in this Section 2(d).

(e) Notwithstanding anything in Section 2 to the contrary, to the extent that payments are made from the Date of Termination of the Officer’s employment through March 15th of the calendar year following such termination, they are intended to constitute separate payments for purposes of Treas. Reg. § 1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. § 1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. § 1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. § 1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.  Notwithstanding the foregoing, if the Corporation determines that any other payments hereunder fail to satisfy the distribution requirement of Code Section 409A(a)(2)(A), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Code Section 409A(a)(1).

(f) To the extent that the payment of any amount due under Section 2 hereof is delayed by reason of Section 409A(a)(2)(B)(i) of the Code, the Employer shall, on or as soon as practicable after the Date of Termination, contribute the amounts otherwise payable pursuant to Section 2 hereof, together with six months interest thereon at 120% of the applicable federal rate, to a grantor (“rabbi”) trust of which the Officer is the sole beneficiary (subject to the claims of the Employer’s creditors, as required pursuant to applicable Internal Revenue Service guidance to prevent the imputation of income to the Officer prior to distribution from the trust), pursuant to which the amounts payable pursuant to Section 2 hereof shall be payable from the trust, together with the appropriate amount of interest at 120% of the applicable federal rate, on or as soon as practicable and in any event within five (5) days after the date that is six (6) months after the Date of Termination, provided that to the extent such amount is paid to the Officer by the Employer, the trust shall pay such amount to the Employer.

(g) To the extent it is determined that any benefits under this Section are taxable to the Officer, they are intended to constitute payments made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision and to the extent the payment of such taxable benefits would exceed the specified time period under Treas. Reg. §1.409A-1(b)(9)(iii), Officer shall be paid, within 15 days of the Date of Termination, a lump sum amount in cash equal to the present value (determined based upon 120% of the then prevailing monthly short-term applicable federal rate) of the Employer’s cost, as of the Date of Termination, of otherwise providing such benefit beyond the specified time period under Treas. Reg. §1.409A-1(b)(9)(iii).

(h) It is the intention of the parties that no payment be made or benefit provided to the Officer pursuant to this Agreement that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on the Officer under Section 4999 of the Code. If the independent accountants serving as auditors for the Corporation on the date of a Change in Control (or any other accounting firm designated by the Corporation) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change in Control, would be nondeductible by the Corporation under Section  280G of the Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. The Officer shall have the right to designate within a reasonable period, which payments or benefits will be reduced; provided, however, that if no direction is received from Officer, the Corporation shall implement the reductions in its discretion.

(i) Execution of Amendment and Release. As a condition to the Officer's right to receive the payments and benefits otherwise required under this section, he shall execute and deliver to the Employer a form of Release Agreement substantially in the form of Exhibit A, attached hereto.

3. Mitigation; Exclusivity of Benefits.

(a) The Officer shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise.

(b) The specific arrangements referred to herein are not intended to exclude any other benefits that may be available to the Officer upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

4. Withholding.  All payments required to be made by the Employer hereunder to the Officer shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

5. Assignability.  The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Officer may not assign or transfer this Agreement or any rights or obligations hereunder.

6. Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	Secretary
Sterling Bank
3100 Route 38
Mount Laurel, New Jersey 08054

To the Officer:	R Scott Horner
17 Lowell Dr.
Marlton, NJ 08053

7. Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Officer and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8. Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of New Jersey and otherwise by the laws of the United States where applicable.

9. Nature of Employment and Obligations.

(a) Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employer and the Officer, and the Employer may terminate the Officer’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b) Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits that may be payable hereunder, and to the extent that the Officer acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

10.  Term of Agreement.  The term of this Agreement shall run from the Effective Date through and including October 1, 2008. Prior to October 1, 2008 and each October 1 thereafter, this Agreement shall extend for an additional year until such time as the Board of Directors of the Employer or the Officer gives notice in accordance with the terms of Section 6 hereof of its or the Officer’s election, respectively, not to extend the terms of this Agreement.  Such written notice of the election not to extend must be given not less than thirty (30) days prior to any such October 1.  If any party gives timely notice that the term will not be extended as of any October 1, then this Agreement shall terminate at the conclusion of its remaining term.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.

11. Headings.  The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12. Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

13. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Entire Agreement.  This Agreement embodies the entire agreement between the Employer and the Officer with respect to the matters agreed to herein.  All prior agreements between the Employer and the Officer with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Attest	STERLING BANK

/s/ Dale F. Braun, Jr.	By: /s/ Robert H. King
Dale F. Braun, Jr.	Robert H. King
Senior Vice President	President and Chief Executive Officer

STERLING BANKS, INC.

By: /s/ Robert H. King
Robert H. King
President and Chief Executive Officer

By: /s/ R. Scott Horner

“Officer”

EXHIBIT A

Form of Release

RELEASE AGREEMENT

THIS RELEASE AGREEMENT(the “Release Agreement”) is made as of this ______ day of _________,20__, by and between STERLING BANKS, INC. (the “Corporation”), the holding company for STERLING BANK, a New Jersey chartered bank (the “Bank” and collectively with the Corporation, the “Employer”) and ___________________ (the “Officer”). In consideration of the mutual agreements set forth below, the Officer and the Employer hereby agree as follows:

1. General Release. In consideration of the payments and benefits required to be provided to the Officer under the Change in Control Severance Agreement between the Employer and the Officer, dated ________________ (the “Agreement”) and after consultation with counsel, the Officer, for himself and on behalf of each of the Officer's heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Employer, its majority owned subsidiaries and affiliated companies, and each of its officers, employees, directors, shareholders and agents (collectively, the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Officer's employment relationship with and service as an employee, officer or director of the Employer and any of its majority-owned subsidiaries and affiliates, or the termination of the Officer's service in any and all of such relevant capacities, (ii) the Agreement, or (iii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth herein shall not apply to (iv) the payment and/or benefit obligations of the Employer under the Agreement, and (v) any claims Officer, may have under any plans or programs not covered by the Agreement in which Officer participated and under which Officer has accrued and become entitled to a benefit. Except as provided in the immediately preceding sentence, the Releasors further agree that the payments and benefits the Employer makes and provides as required by the Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Employer or any of its affiliates arising out of the Officer's employment relationship under the Agreement and the Officer's service as an employee, officer or director of the Employer under the Agreement or the termination thereof, as applicable.

2. Specific Release of ADEA and CEPA Claims. In further consideration of the payments and benefits provided to the Officer under the Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have in connection with the Officer's employment or termination of employment, arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”), under the New Jersey Conscientious Employee Protection Act (“CEPA”), or any other applicable state or federal law directly affecting the employment relationship between the Releasor and the Releasee. By signing this Release Agreement, the Officer hereby acknowledges and confirms the following:(i) the Officer was advised by the Employer or his then employer in connection with his termination of employment or retirement to consult with an attorney of his choice prior to signing this Release Agreement and to have such attorney explain to the Officer the terms of this Release Agreement, including, without limitation, the terms relating to the Officer's release of claims arising under the ADEA and the CEPA, and the Officer has in fact consulted with an attorney; (ii) the Officer was given a period of not fewer than 21 days to consider the terms of. this Release Agreement prior to its signing; and (iii) the Officer knowingly and voluntarily accepts the terms of this Release Agreement.

3. No Assignment. The Officer represents and warrants that he has not assigned any of the Claims being released hereunder.

4. Claims. The Officer represents that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against the Releasees. The Officer agrees that he shall not hereafter institute, assist or otherwise participate in connection with any arbitration or lawsuit asserting Claims released by Section 1.

5. Revocation. This Release Agreement may be revoked by the Officer within the seven-day period commencing on the date the Officer signs this Release Agreement (the “Revocation Period”). In the event of any such revocation by the Officer, all obligations of the parties under this Release Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Officer shall be effective unless it is in writing and signed by the Officer and received by the Employer prior to the expiration of the Revocation Period. If this Release Agreement is revoked, the Officer agrees to return to the Employer any payments made to him in connection with the Release Agreement other than compensation theretofore earned in the ordinary course. In the event of revocation, the Officer shall not be entitled to any payment or benefit under the Agreement, the receipt of which is conditioned on the Officer's execution of this Release Agreement and the absence of any revocation prior to the expiration of the Revocation Period.

6. Non-Disparagement. The Officer agrees not to disparage or criticize the Releasees, or any of them, or otherwise speak of Releasees, or any of them, in any negative or unflattering way to anyone with regard to any matters relating to the Officer's employment by the Employer or any of its affiliated companies or the business or employment practices of such business entities. The Employer agrees, on behalf of itself and its affiliated companies, not to disparage or criticize the Officer or otherwise speak of the Officer in any negative or unflattering way to anyone with regard to any matters relating to the Officer's employment with the Employer or any of its affiliated companies. The parties understand that this provision is a material provision of this Release Agreement. This section shall not operate as a bar to (i) statements reasonably necessary to be made in any judicial, administrative or arbitral proceeding, or (ii) internal communications between and among the employees of the Employer and its affiliated companies with a job-related need to know about this Release Agreement or matters related to the administration of this Release Agreement,

IN WITNESS WHEREOF, the Employer (on its behalf and on behalf of its affiliated companies) and the Officer, intending to be legally bound, have executed this Release Agreement on the day and year first above written.

Attest	STERLING BANK

By: _____________
_____________________	Robert H. King
Secretary	President and Chief Executive Officer

STERLING BANKS, INC.

By: __________________
Robert H. King
President and Chief Executive Officer

By: ___________________

“Officer”